Exhibit 10.1 G
Notice of Grant of Cash-Settled Restricted Stock Units
and Restricted Stock Unit Agreement

<<Name>>	RS No.: <<Grant #>>
<<Address>>	Plan: 2007
<<City>>, <<State>> <<ZIP>>	ID: <<Emp ID>>
<<Country>>	Location: <<Business Unit>>

     Effective <>, 2009, pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), you have been granted <<Unit Total>> Cash-Settled Restricted Stock Units (“RSUs”) which constitute the right to receive the cash equivalent of <<Unit Total>> shares of Common Stock of Textron Inc., valued as provided in the Cash-Settled Restricted Stock Unit Terms and Conditions (1/2009) (the “Terms and Conditions”). This grant is governed by the Terms and Conditions and the Plan, both of which are available on the Textron Enterprise Intranet, and is subject to the Cash-Settled Restricted Stock Unit Non-Competition Agreement (1/2009 version) attached hereto.
     The Period of Restriction will end on the dates shown below and the cash value of the RSUs will become payable to you within thirty (30) days after the Period of Restriction ends, subject to earlier expiration or termination of your RSUs as provided in the Terms and Conditions:

RSUs	Vest Date
<<Units 1>>	<>
<<Units 2>>	<>
<<Units 3>>	<>
<<Units 4>>	<>
<<Units 5>>	<>

<<Unit Total>>

By your signature and the Company’s signature below, you and the Company agree that this grant is governed by the attached Terms and Conditions and the Plan, both of which are available on the Textron Enterprise Intranet. In addition, you agree that this grant is subject to the Cash-Settled Restricted Stock Unit Non-Competition Agreement (1/2009 version) attached hereto, the terms of which are fully incorporated herein.

TEXTRON INC.

By:

Date

Agreed by:

Date
Please retain a copy of this signed agreement and return the original to your Human Resources Department within 30 days of receipt of this document.

TEXTRON INC.
TEXTRON 2007 LONG-TERM INCENTIVE PLAN
CASH-SETTLED RESTRICTED STOCK UNIT (WITH DIVIDEND EQUIVALENTS)
TERMS AND CONDITIONS
(1/2009)
____________________
•	Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has awarded to executive the number of Cash-Settled Restricted Stock Units (“RSUs”) set forth on the applicable Notice of Grant signed by Textron and Grantee on the terms and conditions herein set forth. Each RSU constitutes the right to receive cash equal to the fair market value of one share (a “Share”) of Common Stock. The RSUs payable to the executive in accordance with the provisions of this agreement shall be paid solely in cash based on the fair market value of the Common Stock, determined (except as provided below with respect to payment of a Pro-Rata Portion) based on the closing price of Textron’s common stock, as reported on the New York Stock Exchange, when the Period of Restriction ends. As the applicable “Period of Restriction” lapses, Textron will pay to the executive cash equal to the aggregate value of the RSUs, subject to withholding taxes. The cash payment shall be made within thirty (30) days following the date when the Period of Restriction ends.

•	If the executive’s employment with Textron shall terminate for “Cause,” all payments which may be made pursuant to the Restricted Stock Units awarded to the executive that are still subject to the applicable “Period of Restriction” shall be forfeited.

•	Except as otherwise provided herein, the executive shall forfeit outstanding RSUs if the executive’s employment with Textron ends for any reason prior to the end of the Period of Restriction applicable to such RSUs; provided that if the executive’s employment ends (other than for Cause) prior to such date, and at least six months after the date of grant, because of “Disability,” death or after the executive has become eligible for “Early or Normal Retirement,” the executive or the executive’s estate will receive a cash payment for a “Pro-Rata Portion” of the value of such RSUs (subject to withholding taxes) 30 days after the executive’s Disability or death, or six months after the executive’s retirement. The amount of the cash payment shall be determined based on the closing price of Textron’s common stock, as reported on the New York Stock Exchange, on the first business day after the date of the executive’s Disability or death, or (in the event of the executive’s retirement) on the first business day after the end of the six-month period following the executive’s retirement; and the cash payment shall be made on the next regular payroll date after the amount is determined.

•	Notwithstanding the above, the applicable Period of Restriction for the RSUs shall end immediately upon a “Change in Control” of Textron, as defined in the Plan. In such instance, Textron shall make a cash payment equal to the aggregate value of the RSUs to the executive (or to the executive’s estate in the event of the executive’s death prior to payment), subject to withholding taxes, within 30 days after the Change in Control, provided that the accelerated payment does not violate Section 409A of the Internal Revenue Code. If the accelerated payment of the RSUs would violate Section 409A of the Internal Revenue Code, the payment shall be made on the date when the RSUs would have been paid if no Change in Control had occurred. Note: Sale of a business unit usually does not constitute a Change in Control as defined in the Plan. If executive’s employment with Textron is involuntarily terminated due to the sale of a business that does not constitute a Change in Control as defined in the Plan, executive’s outstanding RSUs will be forfeited.

•	The number of Shares underlying the RSUs awarded to the executive hereunder shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, or any other corporate event affecting the Common Stock, as provided in the Plan, in order to preserve the benefits or potential benefits intended to be made available to the Grantee.

•	Nothing in this document shall confer upon the executive the right to continue in the employment of Textron or affect any right that Textron may have to terminate the employment of the executive.

•	The RSUs shall not be assignable or transferable by the executive.

•	The executive shall not have voting rights with respect to the RSUs.

•	The executive’s award of RSUs with dividend equivalents shall entitle the executive to receive an amount equal to any cash dividend declared with respect to the number of Shares represented by those RSUs, but only to the extent that the RSUs have neither been converted to a cash payment amount nor been forfeited before the record date for such dividend. Dividend equivalents are paid at the same rate and same time that dividend on shares of Common Stock are paid to Textron shareholders. The dividend equivalent shall be reduced by the amount of any applicable tax withholding, and the net amount shall be paid in cash to the executive.

•	The RSUs shall be subject to the terms and conditions of the Plan in all respects.
DEFINITIONS
“Cause”
     “Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change in Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.
“Period of Restriction”
For the purposes of this grant, the Period of Restriction means, for any RSU, the period prior to the date on which such RSU vests and the holder becomes entitled to a cash payment in respect thereof.
“Early or Normal Retirement”
“Early retirement” with Textron is defined as attainment of age 60 or the completion of 20 years of vesting service or the attainment of age 55 with the completion of 10 years of vesting service. “Normal retirement” with Textron is age 65.
“Disability”
“Disability” shall mean, for purposes of this Award, the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, or bodily or mental infirmity which can be expected to result in death or is expected to be permanent, and which results in the executive’s being “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code. An individual shall not be considered disabled unless executive furnishes proof of the existence thereof. Textron may required the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.
“Pro-Rata Portion”
“Pro-Rata Portion” shall mean the number of complete or partial months of executive’s active service to Textron during the Period of Restriction divided by the number of months in the Period of Restriction. An employee must be employed by Textron for a minimum of six month after the grant date before the employee is entitled to any pro-rata payment in respect of the RSUs.

TEXTRON INC.
CASH-SETTLED RESTRICTED STOCK UNIT NON-COMPETITION AGREEMENT
(1/2009)
You have been granted Cash-Settled Restricted Stock Units (“RSUs”) pursuant to the Textron 2007 Long-Term Incentive Plan (the “Plan”). Textron grants RSUs to attract, retain and reward employees, to increase identification with Textron’s interests, and to provide incentive for remaining with and enhancing the value of Textron over the long-term. In consideration for granting RSUs to you, please acknowledge that you have read and agree to this Cash-Settled Restricted Stock Unit Non-Competition Agreement by signing the attached Notice of Grant of Cash-Settled Restricted Stock Unit and Restricted Stock Unit Agreement.
Agreement regarding Your Restricted Stock Units
1.	Forfeiture of RSUs and required repayment if you engage in certain competitive activities

If at any time during the Period of Restriction (as defined in the Notice of Grant of Cash-Settled Restricted Stock Unit and Restricted Stock Unit Agreement) while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:
(a)	engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)	solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)	divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)	promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;
then your right to receive any cash payment in respect of the RSUs shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to any cash payment paid to you in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.
2.	Company’s business — Defined for the purpose of this Agreement:
(a)	the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)	the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.
3.	Restricted Territory — Defined For the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:
(a)	the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)	all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.
4.	Forfeiture of RSUs and required repayment if you engage in certain solicitation activities

If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive any cash payment in respect of the RSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to any cash payment paid to you in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

5.	Forfeiture of RSUs and required repayment if you disclose confidential information

You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers. If you directly or indirectly misappropriate any such trade secrets, then your right to receive any cash payment in respect of the RSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to any cash payment paid to you in respect of the RSUs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

6.	Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.	Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.